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ElderTrust(TM)
     A Healthcare Real Estate                          101 East State Street
     Investment Trust                                  Suite 100
                                                       Kennett Square, PA  19348
                                                       T 888.234.REIT
                                                       T 610.925.4200
                                                       F 610.925.4351


Contact:  D. Lee McCreary, Jr.
          President & Chief Executive Officer
          (610) 925-4200
          www.eldertrust.com


               ElderTrust Announces Tentative Agreement to Extend
                  Bank Credit Facility Term to August 31, 2002
               Announces Acquisition of 118,750 Partnership Units


Kennett Square, PA (December 19, 2000)-ElderTrust (NYSE:ETT), a healthcare REIT, today reported that it has reached a tentative agreement with German American Capital Corporation to further extend the term on its Bank Credit Facility. Under the new agreement, the Credit Facility would be extended from June 30, 2001 to August 31, 2002 and the extension would, among other requirements, be contingent upon the successful completion of the previously announced agreements with Genesis Health Ventures, Inc. (OTC:GHVIQ.OB) and The Multicare Companies. A summary of significant terms of ElderTrust's tentative agreement with German American Capital Corporation is as follows:

o The maturity date of the Credit Facility would be extended from June 30, 2001 to August 31, 2002;
o  An extension fee equal to $300,000 would be paid by December 31, 2000;
o The interest rate applicable under the Credit Facility would be 325 basis points over one-month LIBOR, as compared to the interest rate currently assessed which may be either 275 or 325 basis points over one-month LIBOR depending upon the amount borrowed against the value of the assets securing the Credit Facility;
o Warrants, exercisable at $1.70 per share for 118,750 ElderTrust shares, would be issued to the lender;
o  No future borrowings under the Credit Facility would be permitted; and,
o Future distributions would be limited to 110% of that amount required to maintain ElderTrust's REIT status.

The balance outstanding on the Credit Facility at September 30, 2000 was $39.0 million.

In addition, the Company announced the acquisition of 118,750 ElderTrust Operating Limited Partnership ("ETOP") limited partnership units for a cash payment of approximately $1.70 per unit. ElderTrust acquired the units following the exercise of redemption rights by the holder of the units pursuant to the terms of the ETOP partnership agreement.
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ElderTrust
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"We have been working with German American Capital Corporation throughout the negotiation process with Genesis and Multicare. This extension is the next logical step on our path to long-term financial stability, said D. Lee
McCreary, Jr., ElderTrust's President and Chief Executive Officer. We are very grateful for the support we have received from our lender during this period."

Because the Bank Credit Facility extension agreement is subject to successful completion of the agreements with Genesis and Multicare and because those agreements are subject to Bankruptcy Court and lender approval, and because the creditors for Genesis and Multicare may object to all or any portion of the Genesis and Multicare agreements, there can be no assurance that the extension of the maturity date of the Bank Credit Facility from June 30, 2001 to August 31, 2002 will be completed as proposed. Completion of the Credit Facility extension is also subject to the successful negotiation and execution by ElderTrust and German American Capital Corporation of definitive documentation relating to the extension.

ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, and without giving effect to the agreements with Genesis and Multicare, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $31 million, net of allowance, in construction and term financing on eight additional healthcare facilities.

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, approval of the agreements reached between ElderTrust and Genesis and Multicare and completion of the transactions contemplated thereby, real estate conditions, the Company's ability to extend the maturity date of its Bank Credit Facility as described herein, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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